EXHIBIT 5.1

Uría & Menéndez	Legal Opinion
Draft 12/04/05

Madrid, April [20], 2005

TELEFÓNICA, S.A.
Gran Vía, 28
Madrid - 28013
Spain Ladies and Gentlemen:

Merger of TELEFÓNICA, S.A. and TERRA NETWORKS, S.A.

     We have acted as Spanish counsel to TELEFÓNICA, S.A. (“Telefónica”), a corporation (sociedad anónima) organized under the laws of Spain, in connection with its merger with TERRA NETWORKS, S.A. (“Terra”), a corporation (sociedad anónima) organized under the laws of Spain (the “Merger”). In relation to the Merger we have participated in the preparation of the Registration Statement on Form-4 dated April [20], 2005 (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, related to the Merger.

     In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	A certification of the articles of association (estatutos) of Telefónica issued by the MADRID MERCANTILE REGISTRY on April 5, 2005;

(b)	Certain information related to Telefónica obtained by electronic means from the web site of the CENTRAL MERCANTILE REGISTRY (Registro Mercantil Central) (www.rmc.es) on April 5, 2005 ;

(c)	Page 11293 of the Official Bulletin of the Mercantile Registry (Boletín Oficial Registro Mercantil) nº86 dated as of May 9, 2003;

(d)	Certain information related to Telefónica obtained by electronic means from web site of the NATIONAL COMMISSION ON THE SECURITIES MARKET (Comisión Nacional del Mercado de Valores) (www.cnmv.es) on April 12, 2005;

(e)	A certificate of Telefónica dated as of April [day], 2005, regarding capital increase resolutions approved by Telefónica that have been challenged; and

(f)	The Registration Statement.

In rendering the opinions expressed below, we have assumed:

(i)	The genuineness of all signatures, stamps and seals appearing in the documents;

(ii)	The authenticity and completeness of all documents submitted to us as originals and the conformity with the originals and the completeness of all documents submitted to us as copies;

(iii)	That all the documents that should have been filed with the MADRID MERCANTILE REGISTRY by Telefónica have been filed at the date of our searches and that a search in respect of matters which are stated therein since the date of our searches would not reveal any circumstances or the filing of documents which would affect the conclusions reached herein and the content of the certification issued by the MADRID MERCANTILE

REGISTRY on April 5, 2005 and the information obtained from the CENTRAL MERCANTILE REGISTRY by electronic means on April 5, 2005, accurately reflect the entries held at the MADRID MERCANTILE REGISTRY in relation to Telefónica;

(iv)	That all corporate transactions of Telefónica recorded with the MADRID MERCANTILE REGISTRY have been duly and validly carried out;

(v)	That there are no matters or events of a factual nature not disclosed to us which would affect the conclusions contained herein; and

(vi)	That the articles of association (estatutos) which have been reviewed by us are those in force on the date hereof.

     We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of Spain as they stand at present.

     Our involvement in the transaction described herein has been limited to our role as Spanish counsel to Telefónica and, as a consequence thereof, we assume no obligation to advise any other party to this transaction and, furthermore, we assume no obligation to advise either you or any other party of changes of law or facts that could occur after the date of the opinion, even though the change may affect the legal analysis or conclusions given in this opinion.

     Based upon the foregoing, and subject to the further exceptions, limitations and qualifications set forth below, it is our opinion that:

1.	Telefónica is validly existing as a sociedad anónima under the laws of Spain.

2.	The share capital of Telefónica amounts to Euro 4,955,891,361, divided into 4,955,891,361 ordinary shares of a single class and with a face value of Euro 1, each. The share capital of Telefónica is fully paid-in.

3.	The statue of limitation (plazo de caducidad) to challenge all capital increases made by Telefónica since its incorporation date has expired.

4.	The 4,955,891,361 ordinary shares of Telefónica are listed on the Spanish stock exchanges of Madrid, Bilbao, Barcelona and Valencia and are traded on the Automated Quotations System (Sistema de Interconexión Bursátil) of the Spanish stock exchanges.

The opinions expressed above are subject to the following qualifications:

(i)	Our opinions above are subject to the effects and result of the operations involved in any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(ii)	Our opinion in paragraphs 2 and 3 above is subject to the fact that any resolution of Telefónica amending its share capital, including, but not limited to the capital increases made by Telefónica since its incorporation date, be contrary to the public order (orden público) due to their motives or contents; and

(iii)	Our opinion in paragraphs 2 and 3 above is subject to the following capital increase resolutions that have been challenged: (A) capital increase approved by the general shareholders’ meeting of Telefónica dated [February 4, 2000], in the amount of Euro 432,159,596 that was executed by the [board of directors] of Telefónica on July [day], 2000, in the amount of Euro 371,350,753; (B) capital increase approved by the general shareholders’ meeting of Telefónica dated [February 4, 2000], in the amount of Euro 102,889,652 that was executed by the [board of directors] of Telefónica on July [day], 2000, in the amount of Euro 90,517,917; (C) capital increase approved by the general shareholders’ meeting of Telefónica dated [February 4, 2000], in the amount of Euro 172,037,573 that was executed by the [board of directors] of Telefónica on July [day], 2000, in the amount of Euro 157,951,446; (D) capital increase approved by the general shareholders’ meeting of Telefónica dated [February 4, 2000], in the amount of Euro 85,464,976 that was executed by the [board of directors] of Telefónica on July [day], 2000, in the amount of Euro 80,954,801; (E) capital increase approved by the general shareholders’ meeting of Telefónica dated [February 4, 2000], in the amount of Euro 19,500,000 that was executed by the [board of directors] of Telefónica on May [day], 2000, in the amount of Euro 14,477,109; (F) capital increase approved by the general shareholders’ meeting of Telefónica dated

[February 4, 2000], in the amount of Euro 110,000,000 that was executed by the [board of directors] of Telefónica on December [day], 2000, in the amount of Euro 88,944,644; (G) capital increase approved by the general shareholders’ meeting of Telefónica dated [June 15, 2001], in the amount of Euro 174,700,000 that was executed by the [board of directors] of Telefónica on June [day], 2001, in the amount of Euro 122,560,575; and (H) capital increase approved by the general shareholders’ meeting of Telefónica dated [June 15, 2001], in the amount of Euro 1,425,624 (capital increase that by virtue of resolution of the board of directors of Telefónica dated [September 26, 2001], was not finally executed.

     This opinion letter is rendered to Telefónica in connection with the above described transaction. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose and persons different from its addressee shall not make decisions based on it and may not claim any liability for its content without our prior written consent.

     Notwithstanding the above, we expressly authorise the disclosure of this opinion letter to the Securities Exchange Commission, only to the extent required so that it may conduct its monitoring activities in relation to the Registration Statement filed in connection with the Merger. This limitation will be kept until we expressly authorise in writing that it may otherwise use this legal opinion and rely on its content, with the necessary updates.

Very truly yours,

Cándido Paz-Ares